Exhibit 99.1

Contact: Geoffrey Buscher SBG Investor Relations 919-526-1444 IR@xerium.com

XERIUM TECHNOLOGIES REPORTS FOURTH QUARTER RESULTS

Returns to profitability, Improvement momentum continues

RALEIGH, N.C., March 9, 2011 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, today reported results for its fourth quarter ended December 31, 2010.

“We believe that our markets are beginning to demonstrate a return to more sustainable and healthy growth rates, after a cycle of inventory excess and subsequent depletion that was spurred on by the global economic recession” said Stephen R. Light, President, Chief Executive Officer and Chairman. “While currency effects somewhat muted the magnitude of the growth we experienced this quarter, revenues increased measurably year-over-year and sequentially in both of our operating segments. Of particular note, we are executing well against strong paper machine clothing backlog, as customer inventories appear to be stabilizing at levels suggesting a more rational marketplace. We are demonstrating our ability to convert a strong value proposition into a pricing advantage that our customers are finding acceptable. In addition, sales of our highly advanced new products now account for more than a quarter of rolls sales and nearly half of PMC sales, as we have continued to drive innovation and distance ourselves from the risk of marketplace commoditization.”

FOURTH QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2010 fourth quarter were $144.6 million, a 9.2% increase from net sales for the 2009 fourth quarter of $132.4 million. Excluding currency effects shown in the table below, fourth quarter 2010 net sales increased 11.6% from the fourth quarter of 2009, with increases of 7.1% and 20.5% in the clothing and roll covers segments, respectively. See “Segment Information” below.

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Gross margins increased to $58.3 million or 40.3% of revenues for the fourth quarter of 2010, from $48.8 million or 36.8% of revenues for the fourth quarter of 2009, representing a 19.5% increase. The increase is principally due to increased volume and productivity improvements.

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The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) for the fourth quarter of 2010 declined by $3.7 million or 8.8% to $38.9 million from operating expenses of $42.6 million in the 2009 fourth quarter, not including a $80.6 non-cash goodwill impairment charge that the Company recorded in that quarter related to its roll covers segment. The decrease in operating expenses during the fourth quarter of 2010 is primarily the result of the following:

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Selling expenses increased by $1.7 million, primarily as a result of higher sales commissions and related expenses from increased sales volumes in the fourth quarter of 2010 as compared to fourth quarter of 2009.

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General and administrative expenses decreased by $6.4 million in the 2010 fourth quarter as compared to the 2009 fourth quarter, primarily the result of financial restructuring costs of $6.5 million incurred in 2009.

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Restructuring and impairment expenses increased by $1.4 million in the fourth quarter of 2010 as compared to the fourth quarter of 2009. The increase is primarily a result of closing our Westborough, MA office and relocating production equipment to various other manufacturing facilities.

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Net income for the fourth quarter of 2010 was $0.7 million or $0.05 per share, compared to a net loss of $96.8 million or $39.60 per share for the fourth quarter of 2009. Income from operations improved by $13.3 million over 2009, excluding the goodwill impairment of $80.6 million in the fourth quarter of 2009. In addition, interest expense decreased $7.1 million primarily as a result of the cancellation of the interest rate swaps in December 2009 and lower borrowings in 2010. Partially offsetting these decreases was an increase in income taxes of approximately $4.5 million from 2009 to 2010. This increase was primarily due to the impairment of a German deferred tax asset that we believe to be subject to possible forfeiture, based on a recent tax ruling with respect to a previously available restructuring exemption.

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Adjusted EBITDA (as defined by the Company’s existing credit facility which was entered into on May 25, 2010) was $35.3 million for the fourth quarter of 2010. The definition of Adjusted EBITDA in 2010 is different than the definition in the Company’s pre-petition credit facility which was used for 2009. Had the definition of Adjusted EBITDA for 2010 been in place for 2009, Adjusted EBITDA for the fourth quarter of 2009 would have been $24.8 million. Notwithstanding the foregoing, Adjusted EBITDA for the fourth quarter of 2009 is fixed in the Amended and Restated Credit Facility at $24.6 million. See “Non-GAAP Financial Measures” below for further discussion.

•	Unrestricted cash on hand at December 31, 2010 was $38.7 million, compared to $32.5 million at September 30, 2010 and $23.0 million at December 31, 2009.

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Total bank debt at December 31, 2010 was $481.4 million, a decrease of $4.8 million from $486.2 million at September 30, 2010, primarily as a result of principal payments of $2.8 million and favorable currency effects of $2.0 million.

SEGMENT INFORMATION

The following table presents net sales for the fourth quarter of 2010 and 2009 by segment and the effect of currency on fourth quarter 2010 net sales (dollars in millions):

	Net Sales Three Months Ended December 31				Percent Increase in Net Sales from Q4 2009 to Q4 2010
	2010	2009	Increase in net sales from Q4 2009 to Q4 2010	Decrease in Q4 2010 net sales due to currency	Total	Excluding currency effects
Clothing	$91.7	$87.5	$4.2	($2.0)	4.8%	7.1%
Roll Covers	52.9	44.9	8.0	(1.2)	17.8%	20.5%

Total	$144.6	$132.4	$12.2	($3.2)	9.2%	11.6%

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Thursday, March 10, 2011
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-800-561-2693
International Dial-In:	+1-617-614-3523
Passcode:	42494484
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper- clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate or not at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to operate at or near capacity, which could negatively affect our production facilities, customer order lead time, product quality and labor relations; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-Q for the quarter ended September 30, 2010, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$144,593	$132,437	$548,334	$500,091
Costs and expenses:
Cost of products sold	86,287	83,640	333,958	312,596
Selling	18,897	17,234	72,883	66,808
General and administrative	14,701	21,069	74,798	56,169
Restructuring and impairments	2,571	1,186	10,004	4,080
Research and development	2,720	3,141	11,427	11,309
Goodwill impairment	—	80,600	—	80,600

	125,176	206,870	503,070	531,562

Income (loss) from operations	19,417	(74,433)	45,264	(31,471)
Interest expense, net	(12,266)	(19,348)	(56,795)	(67,300)
Foreign exchange gain (loss)	932	(680)	1,668	(905)

Income (loss) before reorganization items and provision for income taxes	8,083	(94,461)	(9,863)	(99,676)
Reorganization items	(583)	—	(44,957)	—

Income (loss) before provision for income taxes	7,500	(94,461)	(54,820)	(99,676)
Provision for income taxes	6,762	2,304	18,266	12,317

Net income (loss)	$738	$(96,765)	$(73,086)	$(111,993)

Net income (loss) per share:
Basic	$0.05	$(39.60)	$(7.29)	$(45.80)

Diluted	$0.05	$(39.60)	$(7.29)	$(45.80)

Shares used in computing basic net income ( loss) per share:	14,970,079	2,444,177	10,019,098	2,445,381

Shares used in computing diluted net income (loss) per share:	15,280,021	2,444,177	10,019,098	2,445,381

As part of its plan of reorganization, the Company effectively implemented a 20-to-1 reverse split of its common stock and accordingly, the effective split has been reflected retroactively for all periods presented.

Condensed Consolidated Selected Financial Data (in thousands):

	Twelve Months Ended December 31,
	2010	2009
Balance sheet data (at end of period):
Unrestricted cash and cash equivalents	$38,701	$23,039
Total assets	700,143	693,511
Senior debt	475,563	583,564
Total debt	481,361	640,121
Total stockholders’ equity (deficit)	18,735	(119,657)
Cash flow data:
Net cash provided by operating activities	$20,734	$16,131
Net cash used in investing activities	(37,488)	(14,171)
Net cash provided by (used in) financing activities	32,626	(14,630)
Other financial data:
Depreciation and amortization	$41,281	$41,867
Capital expenditures	27,928	19,532

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The Amended and Restated Credit Facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, the Company may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

Adjusted EBITDA is defined in the Amended and Restated Credit Facility as the total of (A) Consolidated Net Income, as defined below, plus (B), without duplication, to the extent that any of the following were deducted in computing consolidated net income: (i) provision for taxes based on income or profits, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, not to exceed $15 million in fiscal year 2010, $6 million in fiscal year 2011, and $5 million in any of the 2012, 2013, 2014 or 2015 fiscal years, (vi) consolidated financial restructuring costs, not to exceed $30 million for fiscal year 2010, (vii) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (viii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (ix) non-cash items related to a change in or adoption of accounting policies, (x) expenses incurred as a result of the repurchase, redemption or retention by the Company of common stock earned under equity compensation programs solely in order to make withholding tax payments, and (xi) amortization or write-offs of deferred financing costs, minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vii), (viii) and (ix) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Not withstanding the foregoing, Adjusted EBITDA for the fourth quarter ended December 31, 2009 is fixed at $24.6 million. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated Net Income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the Amended and Restated Credit Facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides reconciliation from net income (loss) which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA. The three and twelve months ended December 31, 2010 are presented based on the Adjusted EBITDA definitions in the Amended and Restated Credit Facility. The three and twelve months ended December 31, 2009 are presented based on the Adjusted EBITDA definitions in effect under the credit agreement at that time. Had the definitions in the Amended and Restated Credit Facility been in place for 2009, Adjusted EBITDA for the three and twelve months ended December 31, 2009 would have increased by $8.6 million and $12.4 million respectively, per discussion in (A) through (D) below.

	Three Months Ended December 31,
(in thousands)	2010	2009
Net income (loss)	$738	$(96,765)
Income tax provision	6,762	2,304
Interest expense, net	12,266	19,348
Depreciation and amortization	10,518	11,098

EBITDA	30,284	(64,015)
Change in fair value of interest rate swaps (A)	—	(2,164)
Operational restructuring expenses	2,552	1,184
Non-cash compensation and related expenses	1,812	481
Financial restructuring costs (B)	584	—
Non-cash impairment charges (C)	19	80,602

Adjusted EBITDA (D)	$35,251	$16,088

	Twelve Months Ended December 31,
	2010	2009
Net loss	$(73,086)	$(111,993)
Income tax provision	18,266	12,317
Interest expense, net	56,795	67,300
Depreciation and amortization	41,281	41,867

EBITDA	43,256	9,491
Change in fair value of interest rate swaps (A)	—	(3,818)
Operational restructuring expenses	7,114	2,411
Inventory write-offs under restructuring programs	—	349
Non-cash compensation and related expenses	7,310	2,305
Non-cash change in accounting method	(1,400)	—
Financial restructuring costs (B )	26,197	—
Non-cash impairment charges (C)	2,890	82,269
Write-off of deferred financing cost as “reorganization item”	14,283	—
Expenses incurred in connection with indebtedness or refinancing transaction	14,400	—

Adjusted EBITDA (D)	$114,050	$93,007

(A)	The changes in the fair value of interest rate swaps are not adjustments under the definition of Adjusted EBITDA in the Amended and Restated Credit Facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the quarter ended and the year ended December 31, 2009, such items were added back to (deducted from) EBITDA based upon the terms of the pre-petition credit facility. Had these adjustments not been in place in 2009, Adjusted EBITDA for the quarter and year ended December 31, 2009 would have increased by $2.2 million and $3.8 million, respectively.
(B)	Financial restructuring costs that have been expensed to the statement of operations are added back to EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the quarter and year ended December 31, 2009, such items were not added back to Adjusted EBITDA based upon the terms of the pre-petition credit facility. Had the amended definition been in place for all periods presented, Adjusted EBITDA for the quarter and year ended December 31, 2009 would have been increased by $6.5 million and $8.7 million, respectively.
(C)	In accordance with the definition of Adjusted EBITDA in the Amended and Restated Credit Facility, non-cash impairment charges resulting from the application of Topic 350 and ASC Topic 360, Property, Plant and Equipment, have been added back to Adjusted EBITDA.
(D)	Adjusted EBITDA for the fourth quarter ended December 31, 2009 is fixed in the Amended and Restated Credit Facility at $24.6 million, which is $0.1 million below the fourth quarter 2009 Adjusted EBITDA as would be calculated under the Amended and Restated Credit Facility. The 2009 calculations above reflect the Adjusted EBITDA as defined in the Credit Agreement in effect in 2009.